Exhibit 99.1
FOR IMMEDIATE RELEASE
Bell Microproducts Announces Record First Quarter Revenue
Preliminary First Quarter Revenue Increased Approximately 2%
to a Range of $1.01 to $1.02 Billion
SAN JOSE, CA — April 16, 2008 — Bell Microproducts Inc. (BELM.PK), one of the world’s largest value-added distributors of storage and computing technology, today announced preliminary revenue for the first quarter ended March 31, 2008. Revenue for the Company’s first quarter was in a range of $1.01 billion to $1.02 billion, an increase of approximately 2% from revenue for the comparable quarter of 2007. The Company experienced revenue growth in Latin America and in its North American Enterprise business units, partially offset by revenue declines in the Company’s North American and European distribution business units.
Revenue and product mix for each of the three major geographies consisted of the following:
•	North American revenue increased 3% compared to the first quarter of 2007 and comprised approximately 42% of total revenue in the quarter. The North American Enterprise groups, including ProSys, Rorke Data, and Total Tec, generated 26% revenue growth during the quarter as compared to last year’s first quarter. This growth was primarily driven by several large orders at lower margins to clients in the telecommunications and healthcare market sectors. There was growth in the Industrial/OEM sales channel offset by declines in the commercial and system builder accounts. By product category, the Company’s North American Solutions products revenue increased 11% from the same period last year, driven primarily by storage systems, storage networking products, software, and services. Partially offsetting these growth areas were lower revenues in the U.S. commercial sales channel due to the continued focus on more profitable business opportunities and slower market conditions. As a result, Components and Peripherals products declined 6% during the quarter, compared to the first quarter of 2007.

•	Latin America revenues increased 16% year-over-year and represented 16% of total revenue in the first quarter. Latin America revenue growth was driven primarily by strength in the Company’s Miami-based operations, and in-country operations in Chile and Brazil, particularly in the Solutions product category. Latin American Solutions product revenue increased by over 100% compared to the first quarter of

2007 due to growth in computer platforms and storage systems. Components and peripheral sales increased by 2% compared to the first quarter of 2007.

•	The Company’s European operations posted a 3% year-over-year revenue decline and represented approximately 42% of total revenue in the first quarter. Excluding the positive impact of foreign currency translation, European first quarter revenue declined 4% as compared to the first quarter of 2007. The European Solutions product category declined 1% with strong storage systems growth offset by lower software sales. The Components and Peripherals category declined by 6% due to lower year-over-year disk drive and other components sales.
Revenue for the major categories of products and services consisted of the following:
•	The Solutions category grew 8% to represent 55% of total revenue in the first quarter of 2008 compared to 52% in the first quarter of 2007, driven primarily by sales of storage systems, networking, tape drives, and services.

•	The Components and Peripherals category declined 4% and represented 45% of total first quarter revenue compared to 48% of sales in the first quarter of 2007. Disk drive revenue, which is included as a portion of Components and Peripherals revenue, represented approximately 28% of total revenue in the first quarter of 2008.
Commenting on the preliminary revenue results for the first quarter of 2008, W. Donald Bell, President and Chief Executive Officer of Bell Microproducts, said, “We generated modest year-over-year revenue growth in the first quarter despite the economy and slower technology spending. In this softer environment, we believe that we maintained our market share in key product categories. We are pleased with our North American enterprise revenue in the quarter, although some of the revenue resulted from winning larger enterprise projects which carried lower gross margins. We also made modest gains in our OEM/Industrial business, but saw softness in commercial volume accounts. In Latin America we achieved both year-over-year and sequential growth where we believe technology spending continues at higher rates. In Europe, our revenue decreased slightly in both US dollars and local currency, primarily from our commercial accounts in the UK and on the Continent. As a result of lower than expected sales in certain product categories, we anticipate reporting a sequential decline in gross margins in the first quarter in part due to a decrease in supplier incentives. Although the economic environment may be challenging in the coming months, our focus remains on solid execution in our business and profitability through the balance of 2008.”
The Company is unable at this time to provide additional quantitative information regarding its results for the first quarter of 2008 until the previously-announced restatement of its financial statements for certain prior periods, and the related audits and reviews, have been completed.

About Bell Microproducts
Bell Microproducts is a leading international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, the Company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.
Safe Harbor Statement
This release contains forward-looking statements that are based on the current opinions and estimates of management, and speak only as of the date on which they are made. Such forward-looking statements include, but are not limited to, management’s preliminary estimates of quarterly revenues, management’s expectations regarding the Company’s operating results for the first quarter of 2008, the expectation that a softening global economic environment began in the first quarter of 2008 and will continue, the expectation that the Company has and can continue to maintain its market share in key product categories, the expectation that technology spending will continue at higher rates in the Company’s Latin America markets, the expectation that the Company will report a sequential decline in gross margins in the first quarter of 2008, and the results of the restatement of the Company’s historical financial statements. Actual results could differ materially from such statements as a result of many risks and uncertainties, including: global economic conditions in 2008 may worsen; technology spending may decrease in one or more of the markets in which the Company operates, including Latin America; necessary adjustments to prior period financial statements as a result of our restatement and the detailed accounting and related tax impacts from such adjustments may be material and/or significant; the requirement that accounting adjustments, in addition to those that have already been identified, be made; the preliminary estimates of accounting adjustments are not accurate; other errors in the Company’s accounting could be identified resulting in additional adjustments; the adjustments related to the Company’s current review of its historical accounting for reserves, accruals, and other accounting estimates could be significant and/or material; the activities necessary to complete the restatement could divert significant management time and attention away from the operations of the Company; the inability of the Company to maintain or grow market share in key product and other categories; and the costs incurred by the Company in 2008 for extraordinary legal, accounting, and other professional fees related to the restatement may be significant. Investors should also take into account the risks described in the Company’s periodic reports filed with the Securities and Exchange Commission when making investment decisions. Investors are cautioned not to place undue reliance on these forward-looking statements, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Rob Damron
Investor Relations Representative
Bell Microproducts Inc.
(414) 224-1668
ir@bellmicro.com